Exhibit 10.70
HMC REALTY, LLC
A Texas Limited Liability Company
AMENDED AND RESTATED OPERATING AGREEMENT

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Page
SECTION 11.3. Interpretation and Construction	28
SECTION 11.4. Governing Law; Jurisdiction	28
SECTION 11.5. Partial Invalidity	28
SECTION 11.6. Binding on Successors	28
SECTION 11.7. Notices and Delivery	28
SECTION 11.8. Counterparts	29
SECTION 11.9. Statutory Provisions	29
SECTION 11.10. Waiver of Partition	29
SECTION 11.11. Tax Matters Member	29
SECTION 11.12. Determination of Matters Not Provided For In This Agreement	29
SECTION 11.13. Further Assurances	29
SECTION 11.14. Arbitration	29

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AMENDED AND RESTATED OPERATING AGREEMENT
OF
HMC REALTY, LLC
a Texas Limited Liability Company
     THIS AMENDED AND RESTATED OPERATING AGREEMENT, is made and entered into as of the ___day of                     , 2007, by and among VALLEY BAPTIST REALTY CORPORATION, a Texas corporation (“VB”), HARLINGEN HOSPITAL MANAGEMENT, INC., a North Carolina corporation (“MedCath”), and HMC PHYSICIANS, LTD., a Texas limited partnership (the “Physician Investor”) (VB, MedCath and the Physician Investor are referred to herein collectively as the “Members”), and HARLINGEN MEDICAL CENTER, LIMITED PARTNERSHIP, a North Carolina limited partnership (the “Hospital”), as the original member of the Company.
RECITALS
A.	The Company has been formed by the Hospital by filing a Certificate of Formation of HMC Realty, LLC with the Secretary of State of Texas. The Hospital has executed an Operating Agreement of the Company effective as of the date of formation (the “Original Agreement”).

B.	The Hospital contributed the Property (as defined herein) to the capital of the Company, subject to an existing mortgage to HCPI Mortgage Corp. In connection with the contribution of the Property, the Company also assumed $11,345,393 in obligations owed by the Hospital to MedCath Finance Co., LLC, an affiliate of MedCath, and $2,944,607 in principal amount of obligations owned by the Hospital to Valley Baptist Health System, an affiliate of VB.

C.	The parties to this Amended and Restated Agreement wish to amend and restate the Original Agreement in its entirety to provide for: (i) the admission of the Physician Investor for a cash capital contribution as described herein; (ii) the admission of VB as a Member in return for a cash capital contribution and the conversion of certain obligations to equity as described herein; (iii) the admission of MedCath as a Member in return for the conversion of a portion of the obligations to equity as described herein; (iv) the withdrawal of the Hospital from membership in the Company; and (v) such other provisions regarding the Company and its affairs as are set forth herein.
     NOW, THEREFORE, the parties hereto hereby amend and restate the Original Agreement in its entirety as follows:

ARTICLE I
DEFINITIONS AND GLOSSARY OF TERMS
     “Acquisition Loan” means a loan from Citicorp Vendor Finance, Inc. or other lender selected by the Managers in the approximate principal amount of $39,000,000.
     “Adjusted Capital Account Deficit” means with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:
     (i) Credit to such Capital Account any amounts which the Member is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and
     (ii) Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-2(b)(2)(ii)(d)(6) of the Regulations.
The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.
     “Affiliate” with respect to a Member shall mean any person or entity controlling, controlled by, or under common control with such Member.
     “Agreement” shall mean this Amended and Restated Operating Agreement as amended from time to time, which is intended to constitute the “company agreement” of the Company as set forth in the TLLCL.
     “Assigned MedCath Loan” means a portion of the obligation owed to MedCath or its affiliates by the Hospital which has been assigned to and assumed by the Company in the principal amount of $11,345,393.
     “Assigned VB Loan” means a portion of the obligation owed to VB or its affiliates by the Hospital which has been assigned to and assumed by the Company in the principal amount of $2,944,607.
     “Capital Account” shall mean with respect to each Member a financial and tax accounting account maintained and adjusted in accordance with the Treasury Regulations promulgated under Section 704 of the Code.
     “Cash Flow” shall mean cash available to the Company as a result of the operations of the Company and the sale or refinancing of Company property after (i) payment of all expenses, costs, amortization of indebtedness of the Company, (ii) acquisition of investments or other capital assets and (iii) the establishment by the Managers of reasonable reserves for working capital, debt service, contingencies, investments, and replacements, subject however to restrictions upon distribution which the Company agrees upon with its third party lenders.

     “Certificate of Formation” shall mean the certificate of formation, together with any amendments thereto, required to be filed by the Company pursuant to the TLLCL and the TBOC.
     “Closing” shall mean the closing of the transaction pursuant to which the Company will acquire the Property.
     “Closing Date” shall mean July 2, 2007, unless the Closing is extended by mutual agreement of the Members.
     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor federal revenue law and any final treasury regulations, revenue rulings, and revenue procedures thereunder or under any predecessor federal revenue law.
     “Company” shall refer to the limited liability company created under this Agreement and the Certificate of Formation.
     “Credit Support” shall mean any letters of credit, guarantees or other forms of collateral or credit that any Member provides to any lender to the Company.
     “Distributions” shall mean distributions of cash or other property made by the Company to the Members from any source.
     “GAAP” shall mean generally accepted accounting principles, consistently applied.
     “Hospital” shall mean Harlingen Medical Center, Limited Partnership, a North Carolina limited partnership.
     “Income” shall mean the net income (including tax exempt income) of the Company or any separately allocable item thereof as determined in accordance with GAAP.
     “Interest” shall mean all of the rights created under this Agreement or under the TLLCL of each Member with respect to the Company and the Company property.
     “Lease” shall mean the agreement to be entered into between the Company and the Hospital pursuant to which the Hospital will lease the Property from the Company.
     “Loan Closing” shall mean the closing of the transaction pursuant to which the Company, acting through the Managers, will incur the Acquisition Loan.
     “Losses” shall mean the net loss of the Company as determined in accordance with GAAP or any separately allocable deduction of the Company, including expenditures of the Company not deductible in computing its taxable income and not properly chargeable to a capital account.

     “Managers” shall refer to the persons appointed as Managers pursuant to Section 4.2 herein and any other persons or entities who may become Managers pursuant to the terms of this Agreement.
     “Members” shall refer collectively to the entities the names of which are listed in the preamble to this Agreement and, in accordance with this Agreement, their successors and assigns.
     “Percentage Interest” shall refer to the entire ownership Interest of a Member, expressed as a percentage.
     “Prime Rate” shall mean the prime rate then in effect at CitiBank, N.A.
     “Property” shall mean the real property and improvements thereon located in Harlingen, Cameron County, Texas, and more particularly described on Exhibit D attached hereto.
     “TLLCL” shall mean the Texas Limited Liability Company Law set forth in the Texas Business Organizations (“TBOC”).
     Certain other capitalized terms not defined above shall have the meanings given such terms in the Agreement.
ARTICLE II
FORMATION; NAME; PURPOSES; OFFICE; TERM
     SECTION 2.1. Company Formation. The Company has been formed as a limited liability company under and pursuant to the TLLCL. The Members shall cause to be executed and filed all such instruments or documents and shall do or cause to be done all filing, recording, or other acts, as may be necessary or appropriate from time to time to comply with the requirements of law for the formation of a limited liability company in the State of Texas.
     SECTION 2.2. Name of Company. The name of the Company shall be HMC Realty, LLC.
     SECTION 2.3. Purposes. The purposes of the Company are as follows:
     (a) To own, operate, finance, improve, maintain, lease to the Hospital or other tenants, and sell or otherwise dispose of the Property;
     (b) To do all things reasonably incidental to the purposes described in subsection (a); and
     (c) All such other lawful purposes to which the Members may consent.

     The Company may execute, deliver and perform all contracts and other undertakings and engage in all activities and transactions as may be necessary or advisable to carry out the foregoing objects and purposes.
     SECTION 2.4. Registered Office and Principal Place of Business. The registered office of the Company in Texas shall be maintained at Harlingen Medical Center, 5501 South Expressway 77, Harlingen, TX  78550, or at such other place as the Managers may determine, and the initial registered agent at such address shall be                     . The principal place of business of the Company shall be maintained at the above referenced registered office or at such other place as the Managers may determine.
     SECTION 2.5. Commencement and Term. The Company commenced upon the filing of the Certificate of Formation in the office of the Secretary of State of the State of Texas, as required by Section 2.1 hereof, and shall continue indefinitely until terminated as provided herein and the TLLCL.
     SECTION 2.6 Representations and Warranties. Each member represents and warrants to the other Members as follows:
(a)	MedCath represents, warrants and covenants that (i) it is a corporation duly formed and validly existing under the laws of the State of North Carolina and is duly qualified to transact business in the State of Texas; (ii) the execution, delivery and performance of this Agreement is within its company power and all requisite action has been taken to authorize the execution, delivery and performance of this Agreement; (iii) the execution, delivery and performance of this Agreement will not contravene any provision of its articles of organization, operating agreement, or any contract or agreement to which it is a party; (iv) it has consulted with its own tax and legal advisors regarding its participation in the Company, including without limitation specialists in health care law and regulation; and (v) it is in compliance and will remain in compliance with all laws and regulations applicable to it in connection with its participation in the Company, including without limitation health care laws and regulations.

(b)	VB represents, warrants and covenants that (i) it is a corporation duly formed and validly existing under the laws of the State of Texas; (ii) the execution, delivery and performance of this Agreement is within its corporate power and all requisite corporate action has been taken to authorize the execution, delivery and performance of this Agreement; (iii) the execution, delivery and performance of this Agreement will not contravene any provision of its articles of incorporation, bylaws, or any contract or agreement to which it is a party; (iv) it has consulted with its own tax and legal advisors regarding its participation in the Company, including without limitation specialists in health care law and regulation; and (v) it is in compliance and will remain in compliance with all laws and regulations applicable to it in connection with its participation in the Company, including without limitation health care laws and regulations.

(c)	Physician Investor represents, warrants and covenants that (i) it is a limited partnership duly formed and validly existing under the laws of the State of Texas; (ii) the execution, delivery and performance of this Agreement is within its company power and all requisite action has been taken to authorize the execution, delivery and performance of this Agreement; (iii) the execution, delivery and performance of this Agreement will not contravene any provision of its certificate of formation, agreement of limited partnership, or any contract or agreement to which it is a party; (iv) it has consulted with its own tax and legal advisors regarding its participation in the Company, including without limitation specialists in health care law and regulation; and (v) it is in compliance and will remain in compliance with all laws and regulations applicable to it in connection with its participation in the Company, including without limitation health care laws and regulations.

Physician Investor further covenants that it will give the Managers the right to review all offering memoranda, prospectuses, subscription documents and other materials which will be used in connection with the offering of interests in Physician Investor to investors, and that it will incorporate the Managers’ reasonable comments into any such materials.

(d)	Each of the Members acknowledges and agrees that (i) MedCath, VB and certain members of Physician Investor, including without limitation Dr. Hugo Blake, are also direct or indirect owners of the Hospital and as such may be subject to certain conflicts of interest; (ii) such Member has consulted its own counsel in connection with its participation in the Company and has made its own evaluation of the risks related thereto, including without limitation such potential conflicts of interest; and (iii) the representatives of the Members shall be entitled to take all actions and vote on all matters relating to the Lease and other agreements and arrangements relating to the relationship between the Company and the Hospital, and the Company and its lenders, and all other matters involving the Company, regardless of any such potential conflicts of interest.
ARTICLE III
CAPITAL CONTRIBUTIONS, LIABILITY OF MEMBERS,
CAPITAL ACCOUNTS, RETURN OF CAPITAL AND INTEREST ON CAPITAL
     SECTION 3.1. Initial Contributions. The Hospital formed the Company and made an initial capital contribution to the Company of the Property, subject to certain obligations as described on Exhibit A attached hereto. Upon the execution and effectiveness of this Agreement, the Hospital will withdraw from the Company. The other Members shall make the initial capital contributions to the Company set forth on Exhibit A, including without limitation the conversions of the VB Assigned Loan and a portion of the MedCath Assigned Loan to equity as described on Exhibit A, and shall receive therefor the Interest in the Company set forth on Exhibit A.

     SECTION 3.2. Additional Capital Contributions. If the Managers determine that additional capital is required for Company purposes (and no Manager shall fail to vote to approve a capital call which is necessary to fund payments of any type or nature due from the Company with respect to the Acquisition Loan or any refinancing or replacement financing thereof, or other indebtedness for borrowed money, or to enable the Company to fulfill its obligations under the Lease), the existing Members shall make additional contributions to the Company pro rata based on their respective Percentage Interests in an aggregate amount equal to the additional capital required. In the event any Member fails to make the required additional contributions, the other Members may, but shall not be obligated to, make the contribution of the defaulting Member, and in any event if any Member fails to make such additional capital contributions, the Percentage Interests of all of the Members will be adjusted so that each Member’s Percentage Interest shall equal the Percentage determined by dividing the amount of all capital contributions made to the Company by such Member by the total of all capital contributions made to the Company by all Members.
     SECTION 3.3. Limited Liability of Members and Managers. No Member shall have any personal liability for any debts or losses of the Company beyond its Interest, except as provided by law. No Member or Manager shall be liable, responsible or accountable in damages or otherwise to the Company or any other Member for any acts performed in good faith and reasonably believed by the Member or Manager to be within the scope of this Agreement, unless such act or failure to act is attributable to gross negligence, malfeasance, fraud or breach of a provision of this Agreement. No Member shall be personally liable to restore any Adjusted Capital Account Deficit. Other than as provided in Section 3.2 and as may be required under the TLLCL, no Member or Manager shall be liable for any debts or losses of capital or profits of the Company or be required to contribute or lend funds to the Company.
     SECTION 3.4. Maintenance of Capital Accounts; Withdrawals; Individual Capital Accounts shall be maintained for each of the Members. No Member shall be entitled to withdraw any part of his Capital Account or to receive any Distribution or to make any capital contribution except as expressly provided herein. No Member shall be entitled to receive any interest on his contributions to the capital of the Company or with respect to his Capital Account.
     SECTION 3.5. Percentage Interests. Whenever it shall be necessary for voting or other purposes herein specified to determine the Interest of one or more Members in the Company relative to a group of Members or to all Members, that interest shall be determined based on the Percentage Interests of the Members as set forth on Exhibit A attached hereto. Percentage Interests shall be adjusted and Exhibit A shall be amended by the Managers from time to time as may be required to reflect any purchases, sales, withdrawals, additional capital contributions, transfers or other events resulting in a change in Company Interests, including the application of Section 3.2, provided that such events may occur only in accordance with the terms of this Agreement.
     SECTION 3.6. Additional Members. Additional Members may be admitted from time to time upon terms approved by the Managers.

     SECTION 3.7. Member Loans. If and only if all Members agree to make such a loan proportionate to their respective Percentage Interests in the Company, and such loans are permitted under the terms of loans to the Company, then all Members together may, but shall not be obligated to, make loans to the Company (individually, an “Optional Loan,” and collectively, the “Optional Loans”), from time to time, to cover Company obligations and operating cash deficits, but only with the consent of all of the Managers. Such Optional Loans shall be evidenced by promissory notes executed by the Company, which shall bear interest at a variable annual rate equal to the Prime Rate or such other rate as the Managers and such lending Member may otherwise agree, which in all events shall be at no less than a fair market rate (the “FMV Rate”). Such Optional Loans shall be repaid by the Company in accordance with Sections 6.1 and 7.2.
     SECTION 3.8. Credit Support. The Members acknowledge and agree that each of the Members or their respective Affiliates (individually, a “Guarantor,” and collectively, the “Guarantors”), shall provide a letter of credit as of the date hereof in the amount set forth on Exhibit A. In the event that any Guarantor is ever required to fund under any such letter of credit described in this Section 3.8, or any collateral pledged by such Guarantor as additional security for any loan is liquidated and applied in repayment of such loan, such funding or application of collateral shall, as the sole and exclusive remedy of such Guarantor, be treated as a loan to the Company made by such Guarantor (individually, a “Guarantor Loan,” and collectively, the “Guarantor Loans”). The Guarantor Loans shall bear interest at the Prime Rate plus two percent (2%), beginning as of the date that the Lender receives the loan funds from the Guarantor or applies such Guarantor’s collateral to payment of the Loan, and shall be payable as provided in Sections 6.1 and 7.2.
ARTICLE IV
MANAGEMENT OF THE COMPANY
     SECTION 4.1. Management; Execution of Company Contracts. The management of the Company shall be vested in the Managers subject to the other terms hereof. All contracts and agreements undertaken by the Company, and any other documents, instruments, certificates and filings shall be executed by one or more of the Managers or such person or entity as may be empowered by this Agreement or designated in writing by the Managers to execute any contract, agreement, document, instrument, certificate or filing, and in such contracts the Company shall be identified as a limited liability company.
     The Managers hereby delegate to and agree that MedCath shall have the duty and responsibility to prepare and maintain the books and records of the Company in accordance with GAAP, to provide all accounting and reporting services and obligations to of the Company to either the Members, Managers or to third parties and to provide or to obtain from a qualified accounting firm tax return preparation and other tax services. MedCath shall be paid annually a fee equal to $75,000 for such services, which fee shall be increased annually as of January 1 of each year by the Consumer Price Index. MedCath may relinquish such duty and responsibility at any time by written notice to the Company, and in such event MedCath will no longer be entitled to such fee and the Managers will appoint another Member or representative of a Member to undertake such functions. The Company also shall pay for any needed services from third party accounting firms approved by the Managers.
     SECTION 4.2. Number, Tenure and Qualifications of Managers; Decisions by Managers. The Company shall have three (3) Managers. Each Member shall have the right to appoint one (1) Manager, and shall have the right to remove and replace its appointed Manager at any time and from time to time. Each Manager shall serve until his or her (i) removal by the Member that appointed such Manager, (ii) resignation as Manager, or (iii) death or total disability. In such case the Member which appointed such Manager shall promptly appoint a replacement Manager. Managers need not be residents of the State of Texas or Members of the Company.
     The initial Managers of the Company shall be as follows:

MedCath appointment	James A. Parker
VB appointment	James G. Springfield
Physician Investor appointment	Hugo Blake, M.D.
     Subject to the other terms of this Agreement, the Managers may take action only upon unanimous consent of all Managers. The Managers may participate in any meeting of such Managers by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation in a meeting shall constitute presence in person at such meeting.
     SECTION 4.3. Powers and Authority of Managers. Subject to the terms and conditions of this Agreement, the Managers shall have exclusive management and control of the affairs of the Company and shall have the power and authority to do all things necessary or appropriate, and to take all steps and to execute all documents and agreements as are necessary or appropriate, to carry out the purposes of the Company, including without limitation the power:
     (a) To cause the Company to acquire the Property at Closing, to incur the Acquisition Loan at the Loan Closing and such indebtedness as may be necessary or desirable for the maintenance, repair, reconstruction, upgrade or improvement of the Property or structures from time to time located thereon, and to acquire the Property, and in connection therewith to repay the remaining outstanding balance of the Assigned MedCath Loan to the holders thereof, and to take all steps and to execute all documents and agreements as are necessary or appropriate to complete all of such transactions;
     (b) To cause the Company to enter into and perform the Lease in such form and substance as may be approved by the Managers, and to take all steps and to execute all documents and agreements as are necessary or appropriate to complete all of such transactions;
     (c) To cause the Company to enter into agreements with respect to the management of the Property upon terms approved by the Managers, and to take all steps and to execute all documents and agreements as are necessary or appropriate to complete all of such transactions;

     (d) To do such acts and incur such expenses on behalf of the Company as may be reasonably necessary or advisable in connection with the conduct of the Company affairs, specifically including doing acts and incurring expenses necessary to (i) acquire any properties or assets necessary or appropriate for the conduct of the Company’s business, including borrowing money for the acquisition of such properties (subject to the terms hereof) and executing pledges, evidences of liens, mortgages and/or deeds of trust in connection therewith; (ii) do such other acts and incur such costs and expenses as are consistent with the purposes of the Company; and (iii) sell, transfer, exchange or otherwise dispose of the Property or other Company properties or assets;
     (e) To engage such agents, attorneys, accountants, custodians and other advisers and consultants as may be necessary or advisable for the affairs of the Company;
     (f) To open, maintain and close bank accounts and custodial accounts for the Company and to draw checks and other orders for the payment of money;
     (g) To file on behalf of the Company, all required local, state and federal tax returns and other documents relating to the Company, and if in the best interests of the Company, cause the Company to make or revoke if permissible, any of the elections referred to in Sections 108, 709, 754 and 1017 of the Code or any similar provisions enacted in lieu thereof, or make or revoke other elections permitted by the Code.
     (h) To cause the Company to purchase or bear the cost of any insurance covering the potential liabilities of any person indemnified under Section 4.7;
     (i) To commence or defend litigation that pertains to the Company or any Company assets, provided that the Company shall not bear the expenses of any litigation which arose as a result of the bad faith, gross negligence or willful misconduct of any party indemnified under this Agreement;
     (j) To prepare and file on behalf of the Company any statement, report, return or document required by any state or federal agency or other governmental agency;
     (k) Subject to the other provisions of this Agreement, to enter into, make and perform such contracts, agreements and other undertakings, and to do such other acts, as it may deem necessary or advisable for, or as may be incidental to, the conduct to the business contemplated by Section 2.3, including, without in any manner limiting the generality of the foregoing, contracts, agreements, undertakings and transactions with any Member or with any other person, firm or corporation having any business, financial or other relationship with any Member or Members; provided, however, such transactions with such persons and entities shall be on terms no less favorable to the Company than are generally afforded to unrelated third parties in comparable transactions;

     (l) To sign or endorse on behalf of the Company any contracts, deeds, mortgages, deeds of trust, notes, stock or other security certificates or other documents or instruments;
     (n) To reimburse any Member, affiliate or related person for any reasonable cost or expense incurred on behalf of the Company in a manner authorized by this Agreement;
     (o) To delegate authority to act for the Company and other duties and responsibilities to officers or other agents as may be designated by the Managers;
     (p) To cause the Company to enter into any merger, consolidation or reorganization; and
     (q) To take such other acts as are incidental to the foregoing matters.
     SECTION 4.4. Managers to Act in Best Interests of Company. In exercising any powers hereunder or otherwise acting for the Company, each of the Managers shall exercise reasonable skill and care and use his best judgment and shall act at all times in what he deems to be the best interests of the Company. The Managers shall not be liable, responsible or accountable in damages or otherwise to the Company or any Member for any acts performed or omitted by him in good faith and within the scope of this Agreement. More specifically, but without limiting the generality of the preceding sentence, the Managers shall not be liable for good faith mistakes of judgment or for losses due to such mistakes or the good faith mistakes of judgment or losses due to such mistakes of any employee, broker or other agent of the Company. Each Manager shall, however, be liable for his actions to the extent they are attributable to gross negligence, willful misconduct and/or fraud.
     Notwithstanding anything herein to the contrary, each Member acknowledges and agrees that (x) each other Member is directly or indirectly also an owner of Harlingen Medical Center Limited Partnership, the Tenant under the Lease, and (y) each Member and its designated Manager may vote on any issue with respect to the business and affairs of the Company and the Tenant based upon its own self-interest, subject to the express obligations set forth herein or in the Tenant’s agreement of limited partnership.
     SECTION 4.5. Other Business of Members. Except as specifically provided to the contrary in any separate written agreement with the Company, any Member may engage independently or with others in other business ventures of any kind, render advice or services of any kind to other investors or ventures, or make or manage other investments or ventures. Neither the Company nor any Member shall have any right by virtue of this Agreement or the relationship created hereby in or to such other ventures or activities or to the income or proceeds derived therefrom, and the pursuit of such ventures, even if competitive with the business of the Company, shall not be deemed wrongful or improper. Nothing herein shall be deemed to negate or modify any separate agreement among the Members and the Company, or their respective Affiliates, or any of them, with respect to restrictions on competition.

     SECTION 4.6. Maintenance of Tax Status. The Managers shall use their best efforts and take all appropriate action to cause the Company to be classified, for federal income tax purposes, as a partnership and to maintain the Company’s valid existence as a partnership for tax purposes.
     SECTION 4.7. Liability and Indemnification of the Managers; Expense Advancement.
     (a) Exculpation. No Covered Person (as defined in Section 4.7(h)) shall be liable, responsible or accountable in damages or otherwise to the Company or any Member for any acts or omissions performed or omitted by such Covered Person in good faith and reasonably believed by such Covered Person to be in the best interest of the Company. More specifically, but without limiting the generality of the preceding sentence, no Covered Person shall be liable for (i) good faith mistakes of judgment, for any mistakes in fact or law or for damages, claims or losses due to such mistakes or (ii) good faith mistakes of judgment, for any mistakes in fact or law or for damages, claims or losses due to such mistakes of any employee or agent of the Company. Notwithstanding the foregoing, each Covered Person shall be liable for its actions to the extent they are attributable to such Covered Person’s breach of fiduciary duty, gross negligence, willful misconduct and/or fraud.
     (b) Indemnification. To the fullest extent permitted by applicable law, the Company, its receiver or trustee shall indemnify and hold harmless each Covered Person from any and all loss, damage, liability, or expense incurred by such Covered Person at any time by reason of or arising out of any act or omission by such Covered Person for or on behalf of the Company or in furtherance of the interest of the Company, except to the extent such loss, damage, liability, or expense is attributable to such Covered Person’s breach of fiduciary duty, gross negligence, willful misconduct and/or fraud; provided that the satisfaction of any indemnification and any holding harmless shall be from and limited to the Company’s assets and no Member shall have any personal liability on account thereof.
     (c) Advancement of Expenses. Unless otherwise restricted by the Certificate of Formation or the TLLCL, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be determined that such Covered Person is not entitled to be indemnified as authorized in Section 4.7(b). Notwithstanding the foregoing, no advance shall be made by the Company to a Covered Person (other than a Covered Person who is or was a Manager, in which event this sentence shall not apply to such Covered Person) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made by the Managers (or if there is no Manager, or Managers to direct, by independent legal counsel (chosen by a majority in Percentage Interest of the disinterested Members), as the case may be, the “Decision-Making Party”) in a written opinion that the facts known to the Decision-Making Party at the time such determination is made demonstrate clearly and convincingly that such Covered Person acted in bad faith or in a manner that (i) was outside the scope of authority conferred on such Covered Person, and (ii) was not in the best interests of the Company.
     (d) Enforcement Without the necessity of entering into an express contract, all rights to indemnification and advances to Covered Persons under this Section 4.7 shall be deemed, unless otherwise restricted by the Certificate of Formation or the TLLCL, to be contractual rights and be effective to the same extent and as if provided for in a contract between the Company and such Covered Person. Unless otherwise restricted by the Certificate of Formation or the TLLCL, (i) any right to indemnification or advances granted by this Section 4.7 to a Covered Person shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (A) the claim for indemnification or advances is denied, in whole or in part, by the Company, or (B) no disposition of such claim is made within ninety (90) days of request therefore, and (ii) the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the reasonable expense of prosecuting the claim. In connection with any claim for indemnification, the Company shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under this Agreement or any applicable law for the Company to indemnify the claimant for the amount claimed. Neither the failure of the Company (including the Decision- Making Party) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he/she/it has met the applicable standard of conduct set forth in this Agreement or any applicable law, nor an actual determination by the Company (including the Decision-Making Party) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a Covered Person to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the Covered Person is not entitled to be indemnified, or to such advancement of expenses, under this Section 4.7 or otherwise shall be on the Company.
     (e) Insurance. Unless otherwise restricted by the Certificate of Formation or the TLLCL, the Company may purchase and maintain insurance on behalf of Covered Persons and such other persons as the Managers shall determine against any liability that may be asserted against or expenses that may be incurred by any such Covered Person in connection with the activities of the Company or such other indemnitees, regardless of whether the Company would have the power to indemnify any such Covered Person or such other indemnitees against such liability under the terms of this Agreement. The Company may enter into indemnity contracts with Covered Persons and such other legal entities and persons as the Managers shall determine and may adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations hereunder and containing such other procedures regarding indemnification as are appropriate.

     (f) Survival of Rights. The rights conferred on any Covered Person by this Section 4.7 shall continue as to a Covered Person who has ceased to be a Member, Manager or other agent of the Company and shall inure to the benefit of the successors, assigns, heirs, executors and administrators of such Covered Person.
     (g) Amendments . Unless otherwise restricted by the Certificate of Formation or the TLLCL, any repeal or modification of this Section 4.7 shall only be prospective and shall not affect the rights under this Section 4.7 in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any Covered Person.
     (h) Covered Person. For purposes of this Agreement, a “Covered Person” means each Manager and any other entity or person to whom the Managers have delegated management responsibilities.
ARTICLE V
ALLOCATIONS
     SECTION 5.1. Allocation of Income and Losses. After giving effect to the special allocations set forth in Exhibit B hereto, Income and Losses for each calendar year, or fraction thereof, as the case may be, shall be allocated to the Members (and for purposes of Articles V and VI hereof, the term “Member” shall include a transferee of an Interest whether or not such transferee has been admitted to membership in the Company) as follows:
     (a) Income shall be allocated in the following priorities:
          (i) First, to the Members in the amounts and proportions necessary to offset any Losses previously allocated pursuant to Section 5.1(b);
          (ii) Second, to the Members in accordance with their relative Percentage Interests.
     (b) Losses shall be allocated in the following priorities:
          (i) Except as provided in Section 5.1(b)(ii), Losses shall be allocated to the Members in accordance with their relative Percentage Interests.
          (ii) Any Losses allocated pursuant to Section 5.1(b)(i) hereof shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any fiscal year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 5.1(b)(i), the limitation set forth in this Section 5.1(b)(ii) shall be applied on a Member by Member basis so as to allocate the maximum permissible Loss to each Member under Section 1.704-1(b)(2)(ii)(d) of the Regulations. All Losses in

excess of the limitation set forth in this Section 5.1(b)(ii) shall be allocated to the Members in accordance with their relative Percentage Interests.
     SECTION 5.2. Miscellaneous.
     (a) For purposes of determining Income, Losses, or any other items allocable to any period, such items shall be determined on a daily, monthly, or other basis, as determined by the Managers using any permissible method under Code Section 706 and the Treasury Regulations thereunder.
     (b) Except as otherwise provided in this Agreement, all items of Company Income, gain, Loss, deduction and any other allocations for any tax period not otherwise provided for, shall be allocated among the Members in the same proportion as they share Income or Losses, as the case may be, for such tax period.
     (c) Except as otherwise provided in Section B.4 of Exhibit B for income tax purposes under the Code and the Regulations, each Company item of income, gain, loss, and deduction shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss, or deduction is allocated pursuant to Section 5.1.
     (d) The Members are aware of the income tax consequences of the allocations made by this Article V and hereby agree to be bound by this Article V as reflected on the income tax returns of the Company in reporting their shares of Income and Losses for federal income tax purposes.
ARTICLE VI
DISTRIBUTIONS
     SECTION 6.1. Distributions. Cash Flow shall be paid to the Members on a monthly basis by the Managers as follows:
     (a) First, to any Guarantors, an amount equal to the amount of their respective Guarantor Loans made pursuant to Section 4.7, if any, with such distributions to be applied first to the Guarantor Loans of the most distant date and origin and then applied to the Guarantor Loans of the second most distant date and origin, and so on, until the principal and interest of all Guarantor Loans have been paid in full, and made pro rata among the Guarantors based upon the total amount of Guarantor Loans of even date made by each, to be applied first against interest, then against principal;
     (b) Second, to the Members, respectively, an amount equal to the amount of their respective Optional Loans made pursuant to Section 4.5, if any, with such distributions to be applied first to the Optional Loans of the most distant date and origin and then applied to the Optional Loans of the second most distant date and origin, and so on, until the principal and interest of all Optional Loans have been paid in full, and made pro rata among the Members based upon the total amount of Optional Loans of even date made by each, to be applied first against interest, then against principal; and
     c) Thereafter, to the Members in accordance with their respective Percentage Interests.
     Except as otherwise provided herein or unless otherwise agreed to by all of the Members, all Distributions shall be paid to the Members in accordance with their respective Percentage Interests. No Distribution shall be declared and paid if payment of such Distribution would cause the Company to violate any limitation on distributions set forth in the TLLCL or the terms of any financing.
     SECTION 6.2. Tax Distributions. Absent distributions pursuant to Section 6.1 above, the Managers shall, to the extent permitted by the Company’s agreements with third party lenders and subject to the availability of Cash Flow and using commercially reasonable efforts, distribute cash annually to the Members in accordance with their respective Percentage Interests in an amount which is sufficient to enable them to pay income taxes which arise from the taxable income of the Company. In computing the taxable income of each Member for purposes of this Section 6.2, the taxable income of each Member for the current year shall be reduced by any cumulative tax losses incurred in prior years (after reduction by taxable income in prior years). Such distributions shall assume for all Members the highest combined federal and state tax rates applicable to any Member with respect to its taxable income from the Company.
     SECTION 6.3. Distributions In Kind. Distributions in kind of the Company’s assets, in liquidation or otherwise, may be made by the Managers in their sole discretion, and any distributions in kind shall be valued at their then current fair market values, as determined in good faith by the Managers. Prior to any such distribution in kind, the difference between such fair market value of the property to be distributed and the value on the Company’s books for such property shall be credited or charged, as is appropriate, to the Members’ Capital Accounts. Upon the distribution of such property, such fair market value shall be charged to the Capital Account of the Member or Members receiving such distribution.
     SECTION 6.4. Withholding. Each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of federal, state, local or foreign taxes that the Managers determine that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Company pursuant to Code Sections 1441, 1442, 1445 or 1446. Any amount paid on behalf of or with respect to a Member shall constitute a loan by the Company to such Member, which loan shall be repaid by such Member within 15 days after notice from the Managers that such payment must be made unless (a) the Company withholds such payment from a distribution that would otherwise be made to the Member or (b) the Managers determine, in their sole and absolute discretion, that such payment may be satisfied out of the Distributions of the Company that would, but for such payment, be distributed to the Member. Each Member hereby unconditionally and irrevocably grants to the Company a security interest in such Member’s Interest to secure such Member’s obligation to pay to the Company any amounts required to be paid pursuant to this Section 6.2. In the event that a Member fails to pay any amounts owed to the Company pursuant to this Section 6.2 when due, the Managers may, in their sole and absolute discretion, elect to make the payment to the Company on behalf of such defaulting Member and shall succeed to all rights and remedies of the Company as against such defaulting Member (including, without limitation, the right to receive Distributions otherwise distributable to such defaulting Member). Any amounts payable by a Member hereunder shall bear interest at the Prime Rate plus two percent (2%) (but not higher than the maximum lawful rate) from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full. Each defaulting Member shall take such actions as the Company or the Manger shall request in order to perfect or enforce the security interest created hereunder.
     SECTION 6.5. Right of Offset. Notwithstanding anything contained in this Agreement to the contrary, unless expressly waived by the Managers, the Company shall retain and have a right of offset against any and all Distributions or payments of cash (including all returns of capital) related to the Interest of each Member respecting all obligations of such Member (and its Affiliates or partners, members or shareholders or any entity owned by it or them) to the Company or its Affiliates, including without limitation obligations to make Capital Contributions and other payments required hereunder and any obligations of the Member (or its Affiliates or partners, members or shareholders or any entity owned by it or them), whether as an obligor, guarantor or otherwise. Such right of offset is exercisable by the Company without regard to any assignment, transfer or other disposition of the Interest.
ARTICLE VII
WINDING UP AND TERMINATION OF THE COMPANY
     SECTION 7.1. Winding Up and Termination of the Company. The Company shall be wound up upon the happening of any of the following events:
     (a) The written consent of the Members to terminate the Company;
     (b) The occurrence of any event which, under the TLLCL or any other applicable law, causes the termination of the Company, except as expressly modified herein;
     (c) The sale of all or a substantial portion of the Company Property, unless the Managers agree in writing at the time of such sale that the sale will not cause the termination of the Company; or
     (d) The bankruptcy, death, termination, winding up, adjudication of incompetence, or withdrawal of the last remaining Member or the transfer or conversion of the entire Interests of the last remaining Member.
     Except as specifically set forth herein, the Company shall not be terminated by the death, incapacity or other event of withdrawal of a Member.

     SECTION 7.2. Winding-Up and Liquidation.
     (a) Upon the termination of the Company, its assets shall be sold and liquidated, and its affairs shall be wound up as soon as practicable thereafter by the Managers; provided that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to minimize the losses normally attendant to a liquidation. In winding up the Company and liquidating the assets thereof, the Managers, or other Person so designated for such purpose, may arrange for the collection and disbursement to the Members of any future receipts from the Company’s assets or other sums to which the Company may be entitled, or may sell the Company’s interest in the Company’s assets to any person, including Affiliates of the Members , on such terms and for such consideration as shall be consistent with obtaining the fair market value thereof.
     (b) Upon the termination of the Company and after the Capital Accounts of the Members have been adjusted to reflect the allocations described in Article V and Exhibit B with respect to all Company transactions and operations occurring prior to final liquidating Distributions, the assets, if any, of the Company available for distribution and any net proceeds from the liquidation of any such assets, shall be applied and distributed in the following manner or order, to the extent available:
          (i) First, to the discharge of debts and obligations of the Company, including Guarantor Loans and Optional Loans from Members;
          (ii) Second, to fund reserves for contingent liabilities;
          (iii) Third, to the Members in accordance with their positive Capital Accounts; and
          (iv) Fourth, to the Members in accordance with their Percentage Interests.
     (c) Upon the termination and commencement of the winding-up of the Company, the Managers or the remaining Members shall cause a certificate of termination to be executed on behalf of the Company and filed with the Secretary of State of the State of Texas, and the Managers and, at the request of the Managers or their designee, each Member shall execute, acknowledge and file any and all other instruments necessary or appropriate to reflect the termination of the Company. The termination of the Company shall be effective as of the day in which the event occurs giving rise to the termination, but the Company shall not terminate until there has been a winding-up the Company’s business and affairs, and the assets of the Company have been distributed as provided in this Section 7.2.

ARTICLE VIII
WITHDRAWAL OF MEMBERS AND TRANSFER
OF MEMBERS’ INTERESTS
     SECTION 8.1. Restriction on Transfer and Withdrawal. Except as provided in this Agreement, no Member shall transfer or assign its Interest at any time prior to the Company’s winding-up and liquidation without the written consent of the other Members, nor shall any Member voluntarily withdraw from the Company.
     Notwithstanding the foregoing, the following types of transfers (each, a “Permitted Transfer”) shall be permitted and shall not be subject to the restrictions set forth in this Section 8.1 (but shall be subject to the requirements of Sections 8.2 and 8.3):
     (a) Transfers to Affiliates. Each of MedCath and VB shall have the right to assign or transfer all or a portion of its Interest to an Affiliate, provided however that no such assignment or transfer shall relieve the assigning or transferring Member from its obligations and responsibilities herein.
     (b) Transfers Approved by Managers. Any Member may transfer all or a portion of its Interest pursuant to the prior written approval of all of the Managers, which may be withheld or conditioned in the sole discretion of the Managers.
     (c) Transfers of Interests in Physician Investor. The owners and members of the Physician Investor may transfer or assign the interests therein only with the prior written approval of the Managers of the Company. The owners and members of the Physician Investor may pledge or assign their interests in the Physician Investor to third-party lenders, which lenders, upon foreclosure of any such interest, shall be subject to the terms and conditions of the limited partnership agreement of the Physician Investor. The operating agreement or limited partnership agreement of the Physician Investor shall be presented to the Managers for approval and once so approved shall not be amended without the prior written consent of the Managers.
     (d) Transfers as Collateral for Lenders. The Members of the Company are each entitled to pledge or assign their interests in the Company to their third-party lenders, which lenders, upon foreclosure of any such Interest, shall be subject to the terms and conditions of this Agreement.
     SECTION 8.2. Conditions Precedent to Transfer of Member’s Interest. No transfer may be made of all or a portion of any Member’s Interest (i) if such transfer constitutes a violation of the registration provisions of the Securities Act of 1933, as amended, or the registration provisions of any applicable state’s securities provisions; (ii) unless approved by all of the Managers, if after such transfer the Company will be classified other than as a partnership for federal income tax purposes; or (iii) unless approved by all of the Managers, if such transfer, when taken together with other prior transfers, results in a “termination” of the Company for federal income tax purposes. The Company may require, as a condition precedent to any transfer of a Company Interest, delivery to the Company at the proposed transferor’s expense, an opinion of counsel satisfactory (both as to the counsel and substance of the opinion) to the Managers that the transfer will not result in the occurrence of any of the foregoing restrictions recited in clauses (i), (ii) or (iii) above.
     SECTION 8.3. Substitute or Additional Member — Conditions to Fulfill. No assignee of a Member’s Interest in the Company or additional Member shall have the right to become a Member in place of his assignor or otherwise unless all of the following conditions are satisfied:
     (a) In the event of an assignment, a duly executed and acknowledged written instrument of assignment has been filed with the Company and sets forth that the assignee becomes a substitute Member in place of the assignor.
     (b) The assignor and assignee or additional Members execute and acknowledge such other instruments as the existing Members may deem necessary or desirable to effect such admission, including, but not limited to, the written acceptance and adoption by the assignee or additional Members of the provisions of this Agreement.
     (c) The written consent of all of the Managers to such substitution or admission of a Member shall be obtained.
     (d) The assignee shall have provided the Company with any notice that may be required by Section 6050K of the Code or other applicable law.
     (e) Payment has been made to the Company of all costs and expenses of admitting any such assignee or additional Members to the Company.
     SECTION 8.4. Further Assignment by Assignee. An assignee of any Interest who does not become a Member and who desires to make a further assignment of such Interest shall be subject to all the provisions of this Article VIII to the same extent and in the same manner as any Member desiring to make an assignment of his Interest.
     SECTION 8.5. Rights and Liabilities of and Restrictions on Assignee. No person shall be recognized as an assignee of an Interest if such Interest was transferred in violation of this Article VII. No assignee of an Interest in the Company shall have the right to participate in the Company, inspect the books of account of the Company, or exercise any other right of a Member until admitted as a Member. Notwithstanding the failure of such assignee to be admitted as a Member, such assignee shall be entitled to receive, with respect to the Interest validly assigned to it, the allocations and distributive shares of Income, Losses, tax credits, and Distributions otherwise pertaining thereto under this Agreement, and, upon demand, may receive copies of all reports thereafter delivered pursuant to the requirements of this Agreement; provided, the Company shall have first received notice of such assignment and all required consents thereto shall have been obtained and other conditions precedent to transfer thereof, as set forth herein or otherwise required by applicable law, shall have been satisfied. The Company’s tax returns shall be prepared to reflect assignees as Members for tax purposes.

     SECTION 8.6. Involuntary Transfers; Transfer of Interests in Members. The prohibition on transfers of Interests in the Company set forth in Section 8.1(a) shall include and apply to: (i) involuntary transfers of Interests, including without limitation any purported transfer by or pursuant to bankruptcy, attachment, divorce, equitable distribution, or operation of law, and (ii) transfers of shares, membership interests, partnership interests, or other equity ownership interests in the Members, provided however that such prohibition shall apply to a transfer by an equity owner of MedCath or VB only to the extent that such transfer results in a change of ultimate control of such Member. In addition to any other remedy available at law or in equity, the Managers shall not be required to take any purported transfer in violation of this Agreement into account for purposes of this Agreement, or to recognize any purported transferee as a Member or an assignee of a Member.
ARTICLE IX
BOOKS; DEPOSITORY ACCOUNTS; ACCOUNTING REPORTS; ELECTIONS
     SECTION 9.1. Books of Account. At all times during the continuance of the Company, the Company shall maintain or cause to be maintained true and full financial records and books of account showing all receipts and expenditures, assets and liabilities, profits and losses, and all other records necessary for recording the Company’s business and affairs, including those sufficient to record the allocations and Distributions required by the provisions of this Agreement. MedCath shall have the administrative responsibility for maintaining the books of account on behalf of the Company. MedCath may relinquish such responsibility at any time by written notice to the Company, and in such event the Managers will appoint another Member or representative of a Member to maintain the books of account on behalf of the Company.
     SECTION 9.2. Access to Records; Audit. The books of account, tax returns, reports, records, this Agreement, and all documents and other writings of the Company, including the Certificate of Formation, shall at all times be kept and maintained at the principal office of the Company, or at such other place or places as the Managers may determine. Each Member or the Member’s designated representatives shall, upon reasonable notice to the Company, have access to such financial books, tax returns, reports, records, and documents during reasonable business hours and may inspect and make copies of any of them.
     SECTION 9.3. Depository Accounts and Investment of Funds. The Managers may open and maintain on behalf of the Company one or more depository or investment accounts at such times and in such depositories or institutions as they shall determine, in which all monies received by or on behalf of the Company shall be deposited. All withdrawals from such accounts shall be made upon the signature of such person or persons as the Managers may from time to time designate in writing. MedCath shall have the responsibility for maintaining such accounts and investments on behalf of the Company. MedCath may relinquish such responsibility at any time by written notice to the Company, and in such event the Managers will appoint another Member or representative of a Member to maintain such accounts and investments.

     SECTION 9.4. Reports.
     (a) The Company shall prepare or cause to be prepared, at the end of each fiscal year of the Company, annual financial statements showing the financial condition of the Company at the end of such fiscal year and the results of its operations for the fiscal year then ended, which annual financial statements shall be prepared in accordance with GAAP.
     (b) In addition to the financial statements provided for in Section 9.4(a), the Company shall prepare or cause to be prepared:
     (i) income tax returns for the Company and shall timely file them with the appropriate authorities; and
     (ii) a notice of each Member’s share of the Company Income, Losses and tax credits for federal income tax purposes for each year and any other information necessary or desirable for preparation by each Member of such Member’s federal and state income tax return.
     MedCath shall have the administrative responsibility for preparing and distributing such reports on behalf of the Company. MedCath may relinquish this responsibility at any time by written notice to the Company, and in such event the Managers will appoint another Member or representative of a Member to prepare and distribute such reports.
     SECTION 9.5. Tax Accounting Methods; Periods; Elections. The Company’s annual financial accounting and tax accounting period shall be based upon a fiscal year ending December 31 of each year, unless another accounting period is required by the Code. The Managers may cause the Company to make or refrain from making any election allowable to the Company under the Code, including elections under Section 754 of the Code with respect to Company distributions described in Section 734 of the Code and with respect to transfers of Interests described in Section 743 of the Code. MedCath shall have the administrative responsibility for handling such tax matters on behalf of the Company and pursuant to Section 11.11 herein, shall serve as the “Tax Matters Partner” of the Company. MedCath may relinquish such responsibility upon written notice to the Company and in such event the Managers shall appoint another “Tax Matters Partner.”
ARTICLE X
MEETINGS OF MEMBERS
     SECTION 10.1. Meetings of Members. Meetings of the Members (a) may be called by the Managers and (b) shall be called by the Managers at the request, in writing, of the holders of not less than fifteen percent (15%) in Percentage Interest of the Members, which request shall state the purpose or purposes of the proposed meeting. Business transacted at all meetings held pursuant to this Section 10.1 shall be confined to the purpose or purposes stated in the related notice as set forth in Section 101.352(b) of the TLLCL.
     SECTION 10.2. Notice of Meetings of Members. Written notice stating the location, day and hour of the meeting and, if required by Section 101.352 of the TLLCL, stating the business to be transacted at the meeting, shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, to each Member of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the mail, postage prepaid, directed to the Member at its address as it appears on the records of the Company. Any duly convened meeting may be adjourned by the Members to a later time without further notice other than announcement at the meeting. Any Member may waive notice of any meeting before, during or after the duly convened meeting. The waiver must be signed in writing by the Member entitled to notice and delivered to the Company for inclusion in the Company’s records. A Member’s attendance at or participation in a meeting, whether present in person or represented by proxy, shall constitute a waiver of notice of such meeting, except when such Member or its proxy attends a meeting for the sole and express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, a meeting need be specified in any written waiver of notice.
     SECTION 10.3. Record Date. In order that the Company may determine the Members entitled to notice of or to vote at any meeting of the Members or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of an Interest in the Company or for the purpose of any other lawful action, the Managers may fix, in advance, a record date, which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. If no record date is fixed: (a) the record date for determining the Members entitled to notice of or to vote at a meeting of such Members shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (b) the record date for determining Members for any other purpose shall be at the close of business on the day on which the Members adopt the resolution relating thereto. A determination of the Members of record entitled to notice of or to vote at a meeting of the Members shall apply to any adjournment of the meeting; provided, however, that the Managers may fix a new record date for the adjourned meeting.
     SECTION 10.4. Quorum. The attendance in person or by proxy of all of the Managers and all of the Members shall constitute a quorum at all meetings of the Members. Once a quorum is present at the meeting of the Members, the subsequent withdrawal from the meeting by any Member prior to adjournment or the refusal of any Member to vote shall not affect any business that is transacted at such meeting prior to such withdrawal. If, however, such quorum shall not be present at the opening of any meeting of the Members, the Members entitled to vote at such meeting, whether present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the holders of the requisite amount of Interests shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty (30) days or if, after the adjournment, a new record date is fixed for the adjourned meeting by the Managers, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting.
     SECTION 10.5. Organization. Meetings of the Members shall be presided over by the Managers, or their designee, and the Managers or their designee shall act as secretary of each meeting.
     SECTION 10.6. Actions by Members. Except for a matter for which the affirmative vote of Members is required by applicable law, the Certificate of Formation or this Agreement, the Managers shall act for the Company in all respects. With respect to a matter for which the affirmative vote of the Members is required by applicable law, the Certificate of Formation or this Agreement, the unanimous vote of the Members shall be required for any act of the Members, whether present in person or represented by proxy. Voting at meetings of the Members need not be by written ballot and need not be conducted by inspectors unless the Managers shall so determine.
     SECTION 10.7. Proxies. Each Member entitled to vote at a meeting of the Members may authorize another person or persons to act for such Member by proxy; provided, however, that no proxy will be effective and recognized by the Managers unless such proxy: (a) is in writing, (b) is signed by the Member authorizing another Person to act on his, her or its behalf, (c) specifies the purpose for which the proxy is being given, and (d) indicates a specific meeting for which the proxy has been authorized. A proxy shall only be effective for the specific meeting (and any adjournments thereof) for which such proxy has been executed. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A Member may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Managers.
     SECTION 10.8. Action Without Meeting. Any action required or permitted to be taken at any meeting of the Members may be taken without a meeting, if a written consent thereto is signed by the holders of an aggregate Percentage Interest sufficient to approve or consent to such action, before or after such action, describing the action taken, and included in the minutes of the meetings of the Members or filed with the Company’s records. A consent transmitted by electronic transmission by a Member or by a person or persons authorized to act for a Member shall be deemed to be written and signed for purposes of this Section 10.8.
     SECTION 10.9. Meeting by Conference Telephone. The Members may participate in any meeting of such Members by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation in a meeting shall constitute presence in person at such meeting.

     SECTION 10.10. Registered Members. The Company shall be entitled to treat the holder of record of any Interest as the holder in fact of such Interest for all purposes, and accordingly shall not be bound to recognize any equitable or other claim to or interest in such Interest on the part of any other person, whether or not it shall have express or other notice of such claim or interest, except as expressly provided by this Agreement or the laws of the State.
ARTICLE XI
MISCELLANEOUS PROVISIONS
     SECTION 11.1. Waiver of Provisions. The waiver of compliance at any time with respect to any of the provisions, terms, or conditions of this Agreement shall not be considered a waiver of such provision, term, or condition itself or of any of the other provisions, terms, or conditions hereof or bar its enforcement at any time thereafter.
     SECTION 11.2. Amendment. This Agreement contains the entire agreement among the Members and any modification or amendment thereto must be in writing signed by each of the Members.
     SECTION 11.3. Interpretation and Construction. Where the context so requires, the masculine shall include the feminine and the neuter and the singular shall include the plural. The headings and captions in this Agreement are inserted for convenience and identification only and are in no way intended to define, limit, or expand the scope or intent of this Agreement or any provision hereof. Unless otherwise specified, the references to Section and Article in this Agreement are to the Sections and Articles of this Agreement.
     SECTION 11.4. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. The parties hereto hereby submit to the jurisdiction of the courts of the State of Texas for the adjudication of any matter arising with respect to this Agreement.
     SECTION 11.5. Partial Invalidity. In the event that any part or provision of this Agreement shall be determined to be invalid or unenforceable, the remaining parts and provisions of this Agreement which can be separated from the invalid, unenforceable provision or provisions shall continue in full force and effect.
     SECTION 11.6. Binding on Successors. The terms, conditions, and provisions of this Agreement shall inure to the benefit of, and be binding upon the parties hereto and their respective permitted successors and assigns. However, none of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company (other than a Member who is also a creditor).
     SECTION 11.7. Notices and Delivery.
     (a) To Members. Any notice to be given hereunder at any time to any Member, or any documents, reports, or returns required by this Agreement to be delivered to any Member, may be delivered personally or mailed to such Member, postage prepaid, addressed to him at the address set forth on Exhibit A or such other address as such Member shall by notice to the Company have designated as his or her address for the mailing of all notices hereunder. Any notice, or any document, report, or return so delivered or mailed shall be deemed to have been given or delivered to such Member at the time it is delivered or mailed, as the case may be.
     (b) To the Company. Any notice to be given to the Company hereunder may either be delivered personally or mailed to the Company, by registered or certified mail, postage prepaid, addressed to the Company at its principal office, and shall be copied to each other Member. Any notice so delivered or mailed shall be deemed to have been given to the Company at the time it is delivered or mailed, as the case may be.
     SECTION 11.8. Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall be deemed an original document, and all counterparts taken together shall constitute but one instrument.
     SECTION 11.9. Statutory Provisions. Any statutory or regulatory reference in this Agreement shall include a reference to any successor to such statute or regulation and/or revision thereof.
     SECTION 11.10. Waiver of Partition. Each party does hereby waive any right to partition or the right to take any other action which might otherwise be available to such party for the purpose of severing its relationship with the Company or its interest in the property held by the Company from the interests of other Members.
     SECTION 11.11. Tax Matters Member. The Managers hereby elect MedCath to act as the “Tax Matters Partner”” as that term is defined in Section 6231 of the Code.
     SECTION 11.12. Determination of Matters Not Provided For In This Agreement. The Managers shall decide any questions arising with respect to the Company and this Agreement which are not specifically or expressly provided for in this Agreement.
     SECTION 11.13. Further Assurances. The Members each agree to cooperate, and to execute and deliver in a timely fashion any and all additional documents necessary to effectuate the purposes of the Company and this Agreement.
     SECTION 11.14. Arbitration. Any dispute, controversy or difference arising out of or in connection with this Agreement or any transaction hereunder shall be finally settled under the Commercial Arbitration Rules of the American Arbitration Association then in effect by three arbitrators selected in accordance with such rules (provided, however, that if the amount in controversy is less than $500,000, then such dispute, controversy or difference shall be finally settled by one arbitrator selected in accordance with such Rules). The arbitrators’ award shall be final and binding on the parties. The arbitration shall be administered by the American Arbitration Association in English and shall take place in Houston, Texas.

     (a) Procedure. Once the arbitrators have been selected, a hearing date shall be set within forty-five (45) days thereafter. Written submittals shall be presented and exchanged by the parties no less than fifteen (15) days before the hearing date, including reports prepared by experts upon whom either party intends to rely. At such time the parties shall also exchange copies of all documentary evidence upon which they will rely at the arbitration hearing and a list of the witnesses whom they intend to call to testify at the hearing. Each party shall also make its respective experts available for deposition by the other party prior to the hearing date. The arbitrators shall make their award as promptly as practical after conclusion of the hearing.
     The arbitrators shall not be bound by any rules of evidence or civil procedure, but rather may consider such writings and oral presentations as reasonable businessmen would use in the conduct of their day-to-day affairs, and may require the parties to submit some or all of their presentation orally or in written form as the arbitrator may deem appropriate. It is the intention of the parties to limit live testimony and cross examination to the extent necessary to insure a fair hearing to the parties on the matters submitted to arbitration, and to provide neither party more than two complete business days to present its position. The parties have included the foregoing provisions limiting the scope and extent of the arbitration with the intention of providing for prompt, economic and fair resolution of any dispute submitted to arbitration.
     (b) Award. The arbitrators shall have the discretion to award the costs of arbitration, arbitrators’ fees and the respective attorneys’ fees of each party between the parties as they see fit. Judgment upon the award entered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators shall make their award in accordance with applicable law and based on the evidence presented by the parties, and shall include in their written award findings of fact and conclusions of law. The arbitrators shall have the power to award relief both in law and equity, which would be available in a court having jurisdiction over the parties and over the subject matter of the dispute. Such powers shall include, but not be limited to, the power to grant injunctions and require specific performance.
     (c) Statute of Limitations. Any such dispute, controversy or difference settled in arbitration shall be subject to the statute of limitations which would be applicable to an action at law.

     IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Operating Agreement as of the day and year first above written.

MEMBERS:

VALLEY BAPTIST REALTY CORPORATION

By:

James G. Springfield,
Chairman and President

HARLINGEN HOSPITAL MANAGEMENT, INC.

By:

Name:

Title:

HMC PHYSICIANS, LTD.

By:

Name:

Title:

HOSPITAL:

The Hospital, as sole initial Member, hereby withdraws from the Company and relinquishes all right, title and interest in and to its interest in the Company:

HARLINGEN MEDICAL CENTER, LIMITED PARTNERSHIP

By: HMC Management Company, LLC, its General Partner

By: Harlingen Hospital Management, Inc., its sole Member

By:

Name:

Title:

MANAGERS:

James G. Springfield

James A. Parker

Hugo Blake

EXHIBIT A
TO
AMENDED AND RESTATED OPERATING AGREEMENT
OF
HMC REALTY, LLC

Name, Address		Initial
and Taxpayer	Percentage	Capital	Letter of Credit
Identification Number	Interest	Contribution	Amount
Harlingen Medical Center, Limited Partnership	N/A	(Note 1)	N/A
Valley Baptist Realty Corporation	18.66%	$4,944,607	$558,000
P.O. Drawer 2588		(Note 2)
2101 Pease Street Harlingen, Texas 78551 Attn: James G. Springfield, Chairman and President #
Harlingen Hospital Management, Inc.	36.06%	$9,555,393	$1,083,000
10720 Sikes Place, Suite 300		(Note 3)
Charlotte, NC 28277 #56-2141739
HMC Physicians, Ltd. 801 E. Fern #144 McAllen, TX 78501 Attn: Hugo G. Blake, M.D. #26-0144229	45.28%	$12,000,000	$1,359,000

Total	100%	$26,500,000	$3,000,000

Notes:

(1)	The Hospital formed the Company and immediately prior to the effectiveness of this Agreement contributed fee simple title to the Property to the Company, with an agreed gross fair market value of approximately $57,790,000, and subject to certain mortgages and debts in an aggregate principal amount of approximately $57,790,000, and assigned all of its interest in the Company to Harlingen Hospital Management, Inc.. Upon the execution and effectiveness of this Agreement, the Hospital shall have no further interest in the Company or any items of income, loss, deduction, credit or distributions therefrom, and shall have no further rights or obligations pursuant to this Agreement.

(2)	Represents $2,000,000 cash contribution and conversion of $2,944,607 of debt represented by the Assigned VB Loan.

(3)	Represents conversion of $9,555,393 of debt represented by a portion of the Assigned MedCath Loan. The remaining principal balance of the Assigned MedCath Loan of $1,790,000 will be repaid in cash upon closing of the Acquisition Loan to the holders thereof (it being acknowledged by the parties that $1,472,303 of such debt is held by Harlingen Hospital Management Inc., by assignment from MedCath Finance Co., LLC and $317,696 of such debt is held by the Hospital)

EXHIBIT B
TO
AMENDED AND RESTATED OPERATING AGREEMENT
OF
HMC REALTY, LLC
Special Tax Provisions
For purposes of this Exhibit B, references in the Code or the Regulations to “partner” and “partnership” shall be deemed to refer to “Member” and “Company,” respectively.
     SECTION B.1. Definitions.
     “Company Minimum Gain” shall mean “partnership minimum gain” as defined in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).
     “Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i) of the Regulations.
     “Member Nonrecourse Debt” has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.
     “Member Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(i)(2) of the Regulations. The amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a Company fiscal year equals the excess, if any, of the net increase, if any, in the amount of Member Minimum Gain attributable to such Member Nonrecourse Debt during that fiscal year over the aggregate amount of any distributions during that fiscal year to the Member that bears the economic risk of loss for such Member Nonrecourse Debt to the extent such distributions are from the proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(2) of the Regulations.
     “Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(b) and 2(c) of the Regulations. The amount of Nonrecourse Deductions for a Company fiscal year equals the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that fiscal year over the aggregate amount of any distributions during that fiscal year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined according to the provisions of Section 1.704-2(c) of the Regulations.
     “Nonrecourse Liability” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

     SECTION B.2 Special Allocations. The following special allocations shall be made in the following order:
     (a) Minimum Gain Chargeback. Notwithstanding any other provision of this Exhibit B, if there is a net decrease in Company Minimum Gain during any Company fiscal year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to the portion of such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section B.2(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.
     (b) Member Minimum Gain Chargeback. Notwithstanding any other provision of this Exhibit B except Section B.2(a), if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company fiscal year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to the portion of such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section B.2(b) is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith.
     (c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible; provided that an allocation pursuant to this Section B.2(c) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Exhibit B have been tentatively made as if this Section B.2(c) were not in the Agreement.
     (d) Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Members in accordance with their Percentage Interests.

     (e) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i).
     (f) Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.
     SECTION B.3. Curative Allocations.
     (a) The allocations set forth in Section B.2 hereof (the “Regulatory Allocations”) are intended to comply with certain regulatory requirements, including the requirements of Regulations Sections 1.704-1(b) and 1.704-2. The Regulatory Allocations shall be taken into account in the reasonable discretion of the Managers in allocating other items of income, gain, loss and deduction among the Members so that to the extent possible without violating the requirements giving rise to the Regulatory Allocations, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.
     (b) Any income, gain, loss, or deduction realized as a direct or indirect result of the issuance of a Company interest by the Company to a Member (the “Issuance Items”) shall be allocated among the Members so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this agreement to each Member, shall be equal to the net amount that would have been allocated to each such Member if the Issuance Items had not been realized.
     SECTION B.4. Overriding Allocations for Contributed Property. In the event of a contribution of property other than cash to the Company, income, gain, loss and deduction with respect to such contributed property shall be shared among the Members for tax purposes so as to take account of the variation between the basis of the property to the Company and its fair market value at the time of contribution in accordance with Code Section 704(c) and Regulations thereunder, with the Managers having authority to make any elections or choose any methods thereunder; provided, that the remedial allocation method under Regulation Section 1.704-3(d) shall be used.
     SECTION B.5. Varying Interest in Company. Allocations to any Member whose Interest changes during a Company fiscal year or to any Member who is a Member for less than a full Company fiscal year shall be made in accordance with Code Section 706(d) and the Treasury Regulations promulgated thereunder to take into account the Member’s varying Interest in the Company during the Company fiscal year.

EXHIBIT C
TO
OPERATING AGREEMENT
OF
HMC REALTY, LLC
Description of Property